Exhibit (p) (i)

Buckingham Strategic wealth, LLC

Buckingham Strategic Partners, LLC

&

SA FUNDS – INVESTMENT TRUST

Code of Ethics

Restated: July 2021

Introduction

This Code of Ethics (“Code”) has been adopted by Buckingham Strategic Wealth (“BSW”), LLC, Buckingham Strategic Partners, LLC (“BSP”), and the SA Funds – Investment Trust (the “Trust”) pursuant to the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). BSW and BSP shall collectively be referred to as the “Adviser.”

The Adviser stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of the Adviser and our Supervised Persons. [See Definition of Supervised Persons]

The Adviser and the Trust expect each person associated with them to conduct themselves with integrity, honesty and professionalism. To provide general guidance to associates, the Adviser and the Trust require each person associated with them to comply with the principles and standards of conduct contained in this Code,1 as revised from time to time. This Code supersedes any prior Codes or policies but should be read in conjunction with any Policies and Procedures Manuals and their corresponding exhibits and the Adviser’s Associate Policy Handbook, as applicable. Any violation of this Code may result in disciplinary action, up to and including termination.

Each Supervised Person is responsible for reading, understanding and complying with the policies contained in this document. This Code will be reviewed on a periodic basis (at least annually) and any significant changes to either Federal Securities Law or the policies of the Adviser or the Trust will result in the distribution of updates to the Code. Each Supervised Person must retain a copy of this Code. This document is the exclusive property of the Adviser and the Trust and must be returned or appropriately destroyed should your association with the Adviser or the Trust terminate for any reason.

A written Code cannot answer all questions raised in the context of business relationships and the provisions of the Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Supervised Persons in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where an associate may be uncertain as to the intent or purpose of the Code, they are advised to consult with the Compliance Department, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

It is the policy of the Adviser and the Trust in connection with personal securities transactions of all persons associated with them, that such persons at all times shall place the interests of clients of the Adviser and of the Trust’s shareholders first. All personal securities transactions of persons associated with the Adviser and the Trust shall be conducted in a manner consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of such person’s position of trust and responsibility. No such person may take

1 ADVISER RESERVES THE RIGHT TO AMEND OR OTHERWISE REVISE THIS CODE OF ETHICS AT ANY TIME AND WITHOUT PRIOR NOTICE. ADVISER WILL ENDEAVOR TO NOTIFY ITS SUPERVISED PERSONS PROMPTLY OF ANY CHANGE HERETO.

inappropriate advantage of their position with the Adviser or the Trust. All such persons must conduct all personal securities transactions in compliance with all applicable Federal Securities Laws. The Adviser and the Trust must use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code. However, literal compliance with the Code’s specific provisions will not shield persons associated with the Adviser or the Trust from liability for personal trading or other conduct that violates a fiduciary duty. Definitions of capitalized terms may be found in the Definitions section of this Code.

A separate acknowledgment of receipt of this Code is included within documents provided to Supervised Persons and each Supervised Person is required to complete this acknowledgement via Schwab Compliance Technologies (SCT) or other method required within 10 days upon hiring and also complete a compliance acknowledgement at least annually thereafter.

1.	Standards of Conduct, Fiduciary Duty & Prohibitions

This Code is based on the principle that you, as a Supervised Person, owe a fiduciary duty to Advisory Clients for which Adviser serves as an investment adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

This Code is intended to comply with the various provisions of the Investment Company Act and the Advisers Act and also requires that all Supervised Persons comply with applicable federal securities laws, including the Investment Company Act and the Advisers Act, as amended and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Pursuant to Section 206 of the Advisers Act, both the Adviser and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Adviser has an affirmative duty of utmost good faith to act solely in the best interests of our Advisory Clients.

At all times, you must:

1.        Place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client.

2.        Duty of loyalty to clients. The Adviser and its Supervised Persons owe a duty of loyalty to Advisory Clients and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts including conflicts of interest and to never make misleading statements. The Adviser also has a duty to ensure that investment advice is suitable and in the client’s best interest in meeting each client’s individual and unique goals, objectives, needs and circumstances.

3.        Conduct all of your personal securities transactions in full compliance with this Code. You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal trading.

4.       Accept no more than reasonable compensation. The Adviser believes that fees for its services should be reasonable and commensurate with the level of service provided. Fee structures are available for reference in Buckingham Strategic Wealth’s ADV Part 2A and Buckingham Strategic Partners’ ADV Part 2A.

5.        Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Adviser directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code. Doubtful situations should be resolved against your personal interests.

6.        Investing is a good practice. Adviser believes that personal investing which is consistent with Adviser’s investment philosophy does not interfere with clients’ services and interests, and accordingly, encourages personal investing. On the other hand, Adviser believes that short-term trading is inconsistent with Adviser’s investment philosophy, which emphasizes an investment rather than a trading approach to the achievement of favorable investment results.

Prohibitions:

No person associated with the Adviser or the Trust:

In connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by an Advisory Client:

1.	shall employ any device, scheme or artifice to defraud the Advisory Client;
2.	shall make to the Advisory Client any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.	shall engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such Advisory Client; or
4.	shall engage in any manipulative practice with respect to the Advisory Client.
2.	Exempted Transactions

The prohibitions and pre-clearance requirements of Sections 1, 2 and 6, respectively, of this Code shall not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales of Securities which are not eligible for purchase or sale by an Advisory Client.

(c)	Purchases pursuant to an Automatic Investment Plan.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)	Purchase or sale requests which receive the prior written approval of the Chief Compliance Officer (“CCO”) or designee of the Adviser because there exists only a remote potential for a conflict of interest with an Advisory Client. The CCO or designee of the Adviser or the Trust shall record any action taken pursuant to this subsection 2(e).

3.	Procedural Matters

(a)	The CCO or designee of the Adviser or the Trust shall:

(i)	Furnish a copy of this Code and any material amendments to each Supervised Person of the Adviser or Advisory Person of the Trust and each Independent Trustee, and obtain from each such Supervised Person of the Adviser a written acknowledgement of the receipt thereof. Each Supervised Person shall provide the respective CCO or designee, on an annual basis, with an executed certificate stating that they have read and understood the Code and recognizes that they are subject to the Code. In addition, each Supervised Person shall certify to the respective CCO or designee on an annual basis that they have complied with the requirements of the Code and each Access Person has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

(ii)	Notify each such Access Person and Independent Trustee (as applicable) of their obligation to file reports as provided by Section 4 of this Code.

(iii)	Review the reports filed pursuant to this Code on a quarterly basis and compare them to transactions entered into by Advisory Clients as necessary.

(iv)	Report to the Board of Directors of the Adviser or Board of Directors of the Trust, as the case may be, at the next occurring regular meeting any material violations of the Code as well as any sanctions imposed in response to such violations.

(v)	Conduct periodic training for Supervised Persons with respect to the requirements of the Code.

(vi)	Maintain any records required by Rule 17j-1(f), Rule 204A-1, and Rules 204- 2(a)(12) and (13) under the Advisers Act.

(vii)	Maintain any records pursuant to Section 2(e) of this Code.

(b)	Every Access Person must report any violations of this Code promptly to the CCO.

4.	Transactions and Holdings Reporting

The Adviser and the Trust utilize Schwab Compliance Technologies (SCT) for transaction recording, pre-clearance requests, and compliance attestations and reporting. The Compliance Department utilizes the system to approve or reject transactions, request additional information, review accounts, keep track of activity, record violations and communicate with Access Persons.

(a)	Initial Holdings Report. Every Access Person is required to report to the Compliance Department via SCT their ownership in any Covered Security no later than 10 days after becoming an Access Person (i.e., no later than 10 days after beginning employment), which information must be current as of a date no more than 45 days prior to the date of the Access Person’s beginning employment or becoming an Access Person. Such report shall include the title and type of Covered Security, the exchange ticker symbols or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person. In addition, each Access Person is required to report any account maintained at a broker, dealer or bank or similar institution in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person and the date that the report is submitted by the Access Person.

(b)	Annual Holdings Report. Within forty-five (45) days after the end of each year, each Access Person shall update the Initial Holdings Report on SCT, reporting the title, number of shares and principal amount of each Covered Security Beneficially Owned and each account maintained at a broker, dealer or bank or similar institution, as well as the date that the report is submitted, to the Compliance Department. The information in the report must be current as of a date no more than 45 days prior to the date the report is submitted. For brokerage accounts with active data feeds into SCT, Access Persons will be required to confirm that the holdings that have been automatically reported on their behalf are accurate.

(c)	Quarterly Transaction and Accounts Report. Every Access Person shall report to the Compliance Department via SCT, the information described in section 4(d) of this Code with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected pursuant to an Automatic Investment Plan or make a separate report with respect to information to the extent that it would be duplicative of information already recorded pursuant to the Advisers Act Books and Records Rule 204-2(a)(13).

(d)	Every Quarterly Transaction and Accounts Report shall be made to the Compliance Department through SCT no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, the report shall contain the following information:
(i)	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the number of shares, the interest rate and maturity date (if applicable), and the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.

(e)	A Quarterly Transaction and Accounts Report is not required with respect to information contained in broker trade confirmations or account statements held in the Adviser’s or Trust’s records if the Adviser or Trust receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(f)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that they have any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

(g)	The reporting requirements under this Section 4 are not applicable to securities held in or transactions for any account over which the Access Person or Independent Trustee has no influence or control.

(h)	An Independent Trustee is required to file a Quarterly Transaction Report with the CCO of the Trust, which sets forth the information required by section 4(d), only if the Independent Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the Independent Trustee’s official duties as a trustee of the Trust, should have known that during the 15-day period immediately before or after the Independent Trustee’s transaction in a Security, a series of the Trust purchased or sold the Covered Security, or the Adviser or the Trust’s sub-adviser considered purchasing or selling the Covered Security for any series of the Trust.

(i)	At periodic intervals established by the trustees of the Trust, but no less frequently than annually, the CCO of the Trust shall provide a written report to the trustees of the Trust of all material matters raised pursuant to the Code or related procedures during such period, including but not limited to, information about material violations occurring during that period and any sanctions imposed in response to those material violations. Additionally, the CCO will provide to the trustees of the Trust a written certification, which certifies to the trustees of the Trust that the Trust and the Adviser have adopted procedures reasonably necessary to prevent their Access Persons from violating the Code.

5.	Beneficial Ownership

To determine whether an Access Person has “Beneficial Ownership,” Access Persons are considered to have Beneficial Ownership of Securities if such Access Person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

An Access Person has a pecuniary interest in the Securities if such Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect pecuniary interest in Securities:

•	Securities held by members of an Access Person’s immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide such Access Person with any economic benefit.

•	Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

•	Access Person’s proportionate interests as a general partner in portfolio Securities held by a general or limited partnership.

•	Access Person’s interests as a manager-member in the Securities held by a limited liability company.

Access Persons do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if such Access Person is not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust by an Access Person:

•	If an Access Person is a trustee of the Trust and has a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust as well as if an Access Person is trustee and members of such Access Person’s immediate family receive certain performance fees or a member of such Access Person’s immediate family is a beneficiary to the Trust.

•	If an Access Person is a beneficiary to a trust and such Access Person (a) shares investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to such Access Person as well as the trust, (b) has investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to such Access Person and (c) shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of such Access Person’s pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, an Access Person who holds securities as a beneficiary of a trust over which they have investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

•	If an Access Person is a settlor of a trust and reserves the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to such Access Person; provided, however, if the settlor does not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of the Access Person as settlor.

6.	Pre-Clearance Requirements

1)	SA Funds

Access Persons must pre-clear any personal securities transactions in the SA Funds that occur in any account over which the Access Person maintains Beneficial Ownership.

In order to obtain prior written consent, the Access Person must complete and submit the pre-clearance via SCT. The Compliance Department will review each request for approval and record the decision regarding the request. If approved, Access Person must complete the transaction within 3 business days.

2)	Focus Financial Partners

Access Persons must pre-clear any personal securities transactions in Focus Financial Partners (FOCS) stock or any related options that occur in any account over which the Access Person maintains Beneficial Ownership.

In order to obtain prior written consent, the Access Person must complete and submit the pre-clearance via SCT. The Compliance Department will review each request for approval and record the decision regarding the request. If approved, the Access Person must complete the transaction within 3 business days.

3)	Securities Accounts

The Compliance Department maintains a list of custodians at which Access Persons can open a new account without prior pre-clearance. Access Persons must receive prior written approval for any new brokerage accounts that will be opened at Custodians not included on this list.

In order to obtain prior written consent, the Access Person must complete and submit the Securities Account Pre-Approval Form via SCT. The Compliance Department will review each request for approval and record the decision regarding the request.

Unless an exception is granted, new securities accounts are restricted to limited custodians as maintained by the Compliance Department.

All Access Persons who have existing securities accounts that cannot be set up with electronic data feeds through SCT will be required to transfer the accounts to one of these custodians unless a written exception has been granted.

4)	Investments in Initial Public Offerings / Limited Offerings / Hot Issues / Private Placements

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an (1) Initial Public Offering, (2) Limited Offering, (3) “hot issue” (buying or selling a Security that is sold at a premium over its initial offering price when it is initially made available on the secondary market), or (4) private placement, without obtaining, in advance of the transaction, pre-clearance from the Compliance Department via SCT. Please note this does not include purchases of BAM Management, LLC shares, as this type of purchase is tracked separately.

In order to obtain prior written consent, the Access Person must complete and submit the pre-clearance via SCT. The Compliance Department will review each request within 2 business days, where possible, for approval and record the decision regarding the request.

For private placements with a capital call structure, such as private equity funds, pre-clearance is required prior to submitting paperwork for the amount of “committed capital” and the amount submitted for pre-clearance is the total amount of “committed capital” – just the initial commitment and/or transaction requires preclearance and capital calls related to the initial approved investment do not require additional preclearance approval.

5)	Outside Business Activities

All Supervised Persons must fully disclose and submit for prior approval to the Compliance Department via SCT all board memberships, advisory positions, management positions, outside employment, serving as an officer or director or any involvement with public or private companies, with the exception of non-investment related activity that is purely charitable or civic involvements which do not impinge on the Supervised Person’s work commitment to the Adviser and are recognized as tax exempt. Approval must be obtained through the Compliance Department prior to engaging in the outside business activity. The Compliance Department can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of the Adviser or BAM Management LLC.

Any Supervised Persons who engages in such approved activity or business should limit such business or activities from the Adviser's office and should not otherwise behave in such manner that might imply that such activities are being conducted by or with the approval of the Adviser. The Adviser expects Supervised Persons to devote their business day to the work of the Adviser or the Trust, and Supervised Persons are expected to avoid any outside activity, employment, position, or association that might interfere or appear to interfere with the independent exercise of the Supervised Persons judgment regarding the best interests of the Adviser and its clients. Adviser uses SCT for the pre-clearance and reporting of all outside business activities.

In the event a Supervised Person or Independent Trustee becomes a director on the board of directors of a publicly traded company, such Supervised Person or Independent Trustee shall inform the CCO of the Adviser or the Trust, as the case may be, of such election/appointment. In the event that the CCO of the Adviser or the Trust, in consultation with outside counsel as necessary, should decide that the potential for conflicts of interest exist with respect to such person’s obligations as a director of such publicly traded company and the Adviser’s duties to their clients or the interests of the Adviser or the Trust, such CCO may, acting upon the recommendations of outside counsel as necessary, place restrictions on the activities of, or information received by, such Supervised Persons or Independent Trustee.

6)	Communications with the Media

The Adviser’s policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles and making radio/TV appearances, without obtaining the prior approval of the Marketing Department or the Compliance Department. Supervised Persons are required to identify any such communications in which they participate. Such media communications request may be pre-cleared via email.

7)	Political Contributions

Supervised Persons are prohibited from making a political contribution to any Government Official [See Definitions] of any public pension plan that is a prospect or Client of Adviser without the express prior approval of the Compliance Department.

Pre-clearance (and approval by the Compliance Department) through SCT is required for any political contributions that result in an aggregate contribution of:

a.	$350 or more, per election, to an elected official or candidate for whom the Supervised Person is entitled to vote; or
b.	$150 or more, per election, to an elected official or candidate for whom the Supervised Person is not entitled to vote

All other political contributions that fall below this threshold, need to be reported to the Compliance Department through SCT.

8)	Gifts & Entertainment

Access Persons must pre-clear any gifts and entertainment as required by this Code in Section 7.

7.	Gifts

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment. Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety. These policies are not intended to restrict purely personal and family transactions.

If Supervised Persons are offered gifts, gratuities or other favors, they should simply ask themselves five questions:

1. Is the giver attempting to influence my judgment?

2. Would an outsider think so?

3. If I accept this gift, will I feel indebted or obligated in some way to the giver?

4. Is this a gift that I need to pre-clear with the Compliance Department?

5. Is this a gift that is below the maximum amount allowed under this Code?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value: their good name, the reputation of the Adviser, and our clients’ financial welfare.

Regardless of value, as detailed below, Supervised Persons are prohibited from giving or providing any gift, including a personal gift, or entertainment to any official of a municipal or state pension plan or any official of a labor organization or officer, agent, shop steward or other representative or employee of any labor organization, including any officials of a Taft-Hartley Plan (i.e. a type of retirement plan for union employees) without the express prior approval of the Compliance Department. Following are examples of potentially reportable items:

•	Meals
•	Gifts (e.g. holiday gifts)
•	Travel and lodging costs
•	Bar bills
•	Sporting event tickets
•	Theater tickets
•	Clothing or equipment
•	Raffle donations
•	Retirement dinners
•	Golf (including charity golf tournaments such as hole sponsorship)
•	Advertising at union or Taft-Hartley fund related functions
•	Sponsorship of union conferences, picnics or other events
•	Conferences attended by union officials and Supervised Persons
•	Receptions attended by union officials and Supervised Persons
•	Donations for apprenticeship graduation dinners

1.	Gifts and Gratuities for Supervised Persons that are Registered Representatives

Supervised Persons that are Registered Representatives of Foreside Financial Services may give or receive gifts that do not exceed an aggregate annual amount of $100 per person per year. All gifts and gratuities must be pre-cleared through SCT. The typical and reasonable cost of shipping and delivery for gifts may be excluded from the $100 limit.

2.	Gifts and Gratuities for Supervised Persons that work in the Fixed Income Department

Regardless of value, all Supervised Persons of the Fixed Income Department are required to report all gifts and gratuities given and received. All gifts and gratuities must be pre-cleared through SCT. A Fixed Income Associate that is not a Registered Representative may give or receive gifts that do not exceed an aggregate annual amount of $350 per person per year.

3.	Gifts and Gratuities for ERISA Plans

An exception to the gift limit policy and corresponding pre-clearance/reporting obligations is that all gifts and gratuities related to any ERISA plan representative must be submitted to the Compliance department for approval prior to the giving or acceptance of such gift. An ERISA plan representative that is not a Registered Representative may give or receive gifts that do not exceed an aggregate annual amount of $350 per person per year.

4.	Gifts and Gratuities for Supervised Persons that are NOT covered by items 1-3 above.

In the ordinary course of business, subject to this Code and the specific requirements for certain types of prospects or clients, Supervised Persons who are not Registered Representatives may give or receive modest business gifts, and this Code is not intended to restrict normal business activities. Supervised Persons who are not Registered Representatives may give or accept gifts and gratuities from a single giver so long as the aggregate annual value does not exceed $350. The typical and reasonable cost of shipping and delivery for gifts may be excluded from the $350 limit. All gifts and gratuities given or received in excess of the aggregate of $350, must be pre-cleared through SCT.

5.	Gift Limit Exceptions and Gift Giving Reporting

The Adviser’s Finance Team will retain records on any gifts given in excess of $100/$350, respectively.

Exceptions to the gift limit may be made by the Compliance Department. Supervised Persons should request exceptions for personal circumstances in which the Supervised Person has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, gifts for the birth of a child or gifts made in the event of a death).

Exceptions to the gift limit are also made for the recognition of milestones for firms which Adviser performs back-office support. Such milestones typically include assets under management thresholds or client anniversary dates. Gifts for such achievements are typical and customary, and guidelines for such milestones are approved by the Compliance Department in advance.

8.	Entertainment

Subject to the reporting requirements below, Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver (or at the Supervised Persons expense for another), so long as the expense is reasonable, both the Supervised Person and the giver are present, and the events are not excessively frequent. When doing so, Supervised Persons are to always act in the best interests of the Adviser, its associates and clients, and avoid any activity that might create an actual or perceived conflict of interest or the appearance of impropriety. The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the $100 for Registered Representatives and $350 for non-registered representatives annual limit, rather than a business meal or other entertainment event. An exception to this policy is that all entertainment related to the business of retirement plans must be submitted to the Compliance Department for approval prior to the acceptance of such entertainment. In addition, all entertainment related to any official of a municipal or state pension plan or any official of a labor organization or officer, agent, shop steward or other representative or employee of any labor organization, including any officials of a Taft-Hartley Plan must be submitted to the Compliance Department for approval prior to the acceptance of such entertainment.

Examples of events that should be considered an unreasonable expense regardless of whether a gift or entertainment would be World Series or Super Bowl tickets, and vacation trips. Supervised Persons shall not provide any business entertainment which would be construed as unreasonable in value with the intent or purpose of influencing a third party’s business relationship with the Adviser or the Trust.

Entertainment for Supervised Persons that work in the Fixed Income Department

Regardless of value, all members of the Fixed Income Department are required to report all entertainment received.

Entertainment for Supervised Persons that are Registered Representatives

Supervised Persons that are Registered Representatives of Foreside Financial Services must report all SA Fund related entertainment.

9.	Insider Trading Prohibition

These procedures are intended to prevent the use of material, nonpublic information and to prevent, detect and correct any violations of the prohibition on insider trading. The Adviser and the Trust strictly prohibit trading while in possession of material, nonpublic information, tipping of nonpublic information, and scalping by all Supervised Persons for their personal accounts or for Advisory Clients.

1. Overview

Insider trading is based on a simple, well-established principle: if you receive material, nonpublic information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of “material, nonpublic information” or who communicates or “tips” such information. Trading the securities of any company while in possession of material, nonpublic information about that company is generally prohibited by the securities laws of the United States and the Adviser’s policy. Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, nonpublic information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of the Adviser. The law of insider trading is complicated and continuously developing. Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the Compliance Department. You must notify the Compliance Department immediately if you have any reason to believe that insider trading has occurred or is about to occur.

2. Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by Adviser), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

A.	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation’s securities. Similarly, as a general rule, those to whom corporate insiders “tip” material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation’s securities. In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC. Tipping may include spreading rumors about potential tender offers. For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated

B.	What is Material Information?

The question of whether information is material is not always easily resolved. Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information “important” in making an investment decision. As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities.

Examples of material information may include the following:

•	Significant dividend increases or decreases
•	Significant earnings information or estimates

•	Significant changes in earnings information or estimates previously released by a company
•	Significant expansion or curtailment of operations
•	Significant increases or declines in orders
•	Significant merger, acquisition or divestiture proposals or agreements
•	Significant new products or discoveries
•	Extraordinary borrowing
•	Major litigation
•	Significant liquidity problems
•	Extraordinary management developments
•	Purchase or sale of substantial assets
•	Capital restructuring, such as exchange offers
•	Block and/or restricted securities transactions

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. You should also be aware of the SEC’s position that the term “material, nonpublic information” relates not only to issuers but also to the Adviser’s securities recommendations and client securities holdings and transactions.

C.	What is Nonpublic Information?

Information is “nonpublic” if it has not been disclosed generally to the investing public. Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public. However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

D.	Identifying Insider Information

Before executing any trade for yourself or others, including private accounts managed by Adviser, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Prior to taking any action, report the information and proposed trade immediately to the Compliance Department;

•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the Adviser;

•	Do not communicate the information inside or outside the Adviser, other than to the Compliance Department; and

•	After the Compliance Department has reviewed the issue, the Adviser will determine whether the information is material and nonpublic and, if so, what action the Adviser will take.

You should consult with the Compliance Department before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, the Adviser and the Trust.

The Compliance Department shall use the following reviews and procedures to detect any possible trading on inside information:

•	review of the personal securities statements for all Supervised Persons and any related accounts;

•	review of trading activity in Advisory Client accounts; and

•	investigation of any circumstances about any possible receipt, trading or other use of inside information.

10.	Confidential Information

1. General

In the course of investment advisory activities, the Adviser gains access to nonpublic information about its clients or investors. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Adviser to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information¨). All Confidential Client Information, whether relating to the Adviser's current or former clients, is subject to the Adviser’s policies and procedures herein. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

All Supervised Persons must safeguard confidential information about clients, potential clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:

•	Caution and discretion are required in the discussion, use and sharing of confidential information. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a “need to know”) for doing so. All information regarding the Adviser’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Adviser’s policy and/or the client's direction. Information should only be shared as necessary to provide service that the client requested or authorized, or to maintain and service the client's account.

•	The Adviser will require that any financial intermediary, agent or other service provider utilized by the Adviser or the Trust (such as broker-dealers, back office service providers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Adviser only for the performance of the specific service requested by the Adviser.

•	Requests for information or references regarding current or former clients should be referred to the Compliance Department.

•	Requests for information about Supervised Persons should be referred to the Talent & Development Department, which will advise and/or consult with the Compliance Department as needed.

•	The disclosure of information concerning a potential, current or former client or a shareholder is permitted only when it complies with applicable federal or state laws.

•	Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless Buckingham has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures. Please consult with, or inform, the Compliance Department if you receive such a request.

•	Supervised persons should avoid any discussion of confidential information or client relationships in public places.

•	All Supervised Persons are prohibited, either during or after the termination of their employment with the Adviser from disclosing Confidential Client Information to any person or entity outside the Adviser, including family members, except under the circumstances described above. Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not they benefited from the disclosed information.

2. Adviser Proprietary Information

The Adviser provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by the Adviser. Supervised Persons are responsible for the proper use of the Adviser’s physical resources, electronic media, proprietary information and technology. Accordingly, Supervised Persons may not disseminate, sell or otherwise use the Adviser’s physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination. The Adviser’s resources and electronic media may be used only for those activities that are directly related to the Adviser’s business or that has been approved in advance.

Supervised Persons should be aware that any product, program, or writing developed or produced by the Adviser’s Supervised Persons during job time, by using the Adviser’s facilities, or as a result of performing their job responsibilities, is the property of the Adviser.

Supervised Persons should take appropriate steps to protect all of the Adviser’s proprietary interests, both while employed by the Adviser and after employment ends with the Adviser. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited. No Adviser records, information, or copies thereof may be retained by a Supervised Person following termination of employment.

3. Third-Party Proprietary Information

Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between the Adviser and the third party. The Adviser, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. Supervised Persons should also be aware that other uses of third-party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, Supervised Persons may not use the Adviser's technology resources to copy, retrieve, forward or send copyrighted materials unless the Supervised Person has the author's permission. Supervised Persons are encouraged to consult their team leader or the Compliance Department regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

4. Security of Confidential Personal Information

The Adviser enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Adviser restricts access to Confidential Client Information to those Supervised Persons who need to know such information to provide the Adviser's services to clients;
•	Any Supervised Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password-secured and firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and

•	Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

11.	Reporting Violations & Remedial Actions

It is every Supervised Person’s obligation to report to their team leader, the Compliance Department, or the Executive Leadership Team (“ELT”), all suspected or actual violations of the Code. Team leaders and members of the ELT shall immediately report possible material violations of the Code to the Compliance Department. The Compliance Department shall promptly report to the ELT all material violations of the Code. Notwithstanding the foregoing, when the Compliance Department finds that a violation otherwise reportable to the ELT could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, the Compliance Department may, at their discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the ELT. The ELT shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not permit any form of intimidation or retaliation against any employee who reports a violation of the Adviser’s policies. If desired, an anonymous report may also be submitted via SCT via the “Whistleblower Reporting Form.” This report will go through the system as anonymous and will only go directly to the Adviser’s CCO and members of the Adviser’s Compliance Department.

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

12.	Anti-Retaliation

It is imperative to the effectiveness of the Adviser’s compliance program that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Adviser by a Supervised Person or other party confidentially and without retaliation.  The Adviser will take seriously any report regarding a potential violation of the Adviser’s policies or other improper or illegal activity, and it recognizes the importance of keeping the identity of the reporting person from being widely known.  Supervised Persons are to be assured that the Adviser will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

The Adviser’s Whistleblower Policy covers the treatment of all concerns or complaints relating to suspected improper activity in the preparation of financial statements, disclosures, accounting practices, internal controls or other auditing matters, including but not limited to the following:

•	Use of Adviser resources for the personal benefit of anyone other than the Adviser;
•	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;
•	Fraud or deliberate error in the recording and maintaining of financial records of the Adviser;
•	Deficiencies in or non-compliance with the Adviser’s internal accounting controls;
•	Misrepresentations or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Adviser;
•	Deviation from full and fair reporting of the Adviser’s financial situation; and
•	The retaliation, directly or indirectly, or engagement of others to do so, against anyone who reports a violation of this policy.

Responsibility of the Whistleblower

A person associated with the Adviser or the Trust may elect to notify applicable regulatory bodies of any violation of securities law. The reporting policies and procedures described herein are not intended to limit, nor should be construed as a way to limit the ability to report to the applicable regulators a possible violation of the Federal or State securities law involving the Adviser, the Trust or its associates.

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code or the Adviser’s Policies and Procedures Manual.  A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action which may include termination of employment.

Handling of Reported Improper Activity

A Supervised Person should promptly report suspected improper activity to the CCO to enable the matter to be investigated.  If desired, an anonymous report may also be submitted via SCT via the “Whistleblower Reporting Form.” This report will go through the system as anonymous and will only go directly to the Adviser’s CCO and members of the Adviser’s Compliance Department.

Supervised Persons may report suspected improper activity by the CCO to the Adviser’s Chief Operating Officer, the Chief Executive Officer or any member of the Adviser’s ELT or Board of Directors.

No Retaliation Policy

It is the Adviser’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO.

13.	Definitions

For purposes of this Code, the following definitions apply; provided, however, that all such terms shall be construed in a manner consistent with the definitions contained in Rule 17j-1 and Rule 204A-1.

(a)	“Access Person” shall mean the following:

(i)	with respect to the Adviser, means each officer, director and partner of the Adviser, any Adviser Access Person and any Advisory Person of the Adviser; and
(ii)	with respect to the Trust, any Advisory Person of the Trust and each officer and trustee of the Trust, except each Independent Trustee.

(b)	“Adviser Access Person” means any supervised person of the Adviser who (i) has access to nonpublic information regarding any Advisory Client’s purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or (ii) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.

(c)	“Advisory Client” means any individual, partnership, trust, investment company, including the Trust, or other person or organization for which the Adviser provides investment advice or exercises investment discretion. For purposes of clarification, this Code shall not apply to Advisory Client directed activity in an investment advisory account.

(d)	“Advisory Person” of the Adviser or the Trust means any natural person in a control relationship to the Adviser or the Trust who obtains information concerning recommendations made to any series of the Trust with regard to the purchase or sale of Securities by such series.

(e)	“Automatic Investment Plan” shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. Any transaction that overrides a predetermined schedule shall not be deemed a transaction pursuant to an Automatic Investment Plan.

(f)	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities). Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person’s immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person’s interests in securities held in certain trusts, a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership, a person’s right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person’s right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable. A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

See the “Section 5 —Beneficial Ownership” for a further discussion of the application of “Beneficial Ownership.”

(g)	“CCO” shall mean the Chief Compliance Officer or their designee, of the Adviser or the Trust, as applicable. When permitted, and pursuant to applicable policies and procedures, some functions under this Code and related procedures may be carried out by the CCO’s designee.

(h)	“Compliance Department” shall mean the Chief Compliance Officer’s designee, of the Adviser or the Trust, as applicable.

(i)	“Confidential Client Information” shall mean any information obtained from the client which is not available to the public. Information not available to the public includes, but is not limited to,

•	Social Security Number
•	Address
•	Date of Birth
•	Account Number

(j)	“Covered Security” shall mean a Security as defined in item (o) (in effect, all securities and includes shares of the Reportable Funds and any exchange traded fund, whether registered with the Securities and Exchange Commission as an open-end investment company or as a unit investment trust) except that it shall not include:
•	Direct obligations of the government of the United States, such as U.S. Treasury bonds;
•	Bankers’ acceptances, certificates of deposits, commercial paper, high quality short-term debt instruments (including repurchase agreements);
•	Shares issued by money market funds;
•	Shares of unit investment trusts investing exclusively in one or more open-end investment companies, none of which are Reportable Funds; and
•	Shares of registered open-end investment companies other than the Reportable Funds.

(k)	“Government Official” means an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has the authority to appoint any person who is directly or indirectly responsible for or can influence the outcome of the hiring of an investment adviser).

(l)	“Federal Securities Laws” means the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act, Investment Company Act, the Advisers Act, the Sarbanes- Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to registered investment companies and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

(m)	“Immediate Family” means any of the following relatives sharing the same household and/or (who) are financially dependent on an Access Person: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father- in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, and/or any other person deemed to be an Immediate Family member by the CCO. The presumption that a relative is a member of your “Immediate Family” may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any economic benefit.

(n)	“Independent Trustee” shall mean any trustee of the Trust who is not an Interested Person (as defined in section 2(a)(19) of the Investment Company Act) of the Trust, and who would be required to make a report under this Code solely by reason of being a trustee of the Trust.

(o)	“Initial Public Offering” shall mean an offering of securities registered under the Securities Act, the issuer of which immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

(p)	“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to rules 504, 505 or 506 under the Securities Act.

(q)	“Reportable Fund” means (i) any investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act; or (ii) any investment company registered under the Investment Company Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

(r)	“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

(s)	“Security Held or to be Acquired” by an Advisory Client means (i) any Security which within the most recent 15 days (1) is or has been held by such Advisory Client; or (2) is being or has been considered by such Advisory Client or its investment advisor for purchase by such Advisory Client and (ii) any option to purchase or sell, and any Security convertible into or exchangeable for, a Security described in clause (i) of this definition.

(t)	“Supervised Person” means any associate, principal, officer, partner, or director (or any other person occupying a similar status or performing similar functions), or employee of Adviser, or other person who provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser. For purposes of the Code, Supervised Person includes all Access Persons.

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